EXHIBIT 23.1
CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Juniper Networks, Inc. Deferred Compensation Plan and the Juniper Networks, Inc. 2008 Employee Stock Purchase Plan to be filed on or about June 13, 2008 of our reports dated February 28, 2008, with respect to the consolidated financial statements and schedule of Juniper Networks, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of Juniper Networks, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
San Jose, California
June 11, 2008